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                                                               Exhibit 99.(j)(2)

Consent of Independent Registered Public Accounting Firm

The board and shareholders
RiverSource Managers Series, Inc.:

     RiverSource Partners Aggressive Growth Fund

     RiverSource Partners Fundamental Value Fund

     RiverSource Partners Select Value Fund

     RiverSource Partners Small Cap Equity Fund

     RiverSource Partners Small Cap Value Fund

We consent to the use of our reports dated July 20, 2007 incorporated by reference and to the references to our Firm under the headings "Financial Highlights" in Part A and "Independent Registered Public Accounting Firm" in Part B of the Registration Statement.


                                        /s/ KPMG LLP
                                            KPMG LLP

Minneapolis, Minnesota
July 28, 2008